UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AMGEN INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[On April 21, 2014, Amgen Inc. sent the following summary communication to one or more proxy advisory firms for their consideration in making their vote recommendations. We encourage our stockholders to similarly consider this summary when casting their vote. This summary may be distributed in the future to certain of our stockholders or be used for other purposes.]

We Delivered For Our Stockholders:

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Our stock price increased from $86.20 to $114.08 per share during 2013, reflecting appreciation of approximately 32% and a one-year total shareholder return, or TSR, of 35%, including our dividends. Our three-year TSR is 114% compared with our peer group average three-year TSR of 103%.

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Our strong operating performance in 2013 grew revenues by 8% over 2012 to $18.7 billion and our year-over-year adjusted earnings per share grew 17%[1] in 2013, far exceeding our peer group median average of 3% for each measure. Our adjusted net income grew by 14% to $5.8 billion[1].

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Our strong cash flows and balance sheet in 2013 permitted us to return $1.4 billion of cash to our stockholders through dividends. Since the initiation of our first dividend in July 2011, we have raised the dividend three times over the previous quarterly amount by an average of 30% and returned a total of $3 billion of cash to our stockholders. We repurchased $0.8 billion of our stock in 2013 for a total return of capital of $2.2 billion to our stockholders.

Our Executive Compensation is Performance Based:

—	Robert A. Bradway’s 2013 compensation as Chief Executive Officer was below the median of our peer group (as of December 2013 at approximately the 33rd percentile).

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73% of Mr. Bradway’s compensation was earned based solely on the Company’s performance (paid in the form of annual cash incentives based on our annual performance goals and performance units earned based on the Company’s performance over a three-year performance period). 69% of each other Named Executive Officers’ direct compensation was based solely on the Company’s performance.

—	We have continued to responsibly manage our Named Executive Officer total compensation in alignment with our compensation philosophy of targeting the median of our peer group.

We Have Maintained Our Extensive Outreach Efforts With Our Stockholders:

In 2013, we received over 85% stockholder support on our say on pay advisory vote. While we are pleased with our say on pay results, we believe it is important to continue to engage with our stockholders and further enhance our understanding of the perspectives of our investors. Since our 2013 annual meeting of stockholders, we have engaged in outreach to stockholders comprising approximately 45% of our outstanding shares and have had extensive discussions with stockholders owning approximately 40% of our outstanding shares. Our stockholder outreach efforts are continuing.

1 Adjusted net income and adjusted earnings per share are reported and reconciled in our Form 8-K dated as of January 28, 2014.

We Have Implemented Compensation Best Practices:

Feedback from our stockholders is reviewed by our Compensation and Management Development Committee and we have made a number of compensation changes as a result of the discussions with our stockholders over the past three years. Our compensation best practices include, among others:

✓	Our LTI equity award grants are primarily performance based with 80% of LTI equity awards granted as performance units with a three-year performance period.

✓

We continue to exercise discipline in the grant of our LTI equity awards. We appropriately balance the use of equity as an effective tool to align employees with our stockholders while being mindful of the level of dilution that our stockholders experience. The rates at which we grant LTI equity awards and its potential dilutive effect is consistent with our peer group levels and has decreased over the last four years.

✓	We target the 50th percentile, or median, of our peer group for all elements of compensation.

✓	We have a clawback policy and our incentive compensation plans contain recoupment provisions.

✓	We have robust stock ownership guidelines.

✓	We have no defined benefit pension or supplemental executive retirement plan benefits or above-market” interest on deferred compensation.

✓

We have no “single-trigger” equity vesting acceleration upon a change of control for restricted stock units and stock options, and our double-trigger cash severance is limited to a multiple of two times target annual cash compensation, without tax gross-ups.

We Recommend a Vote AGAINST the Stockholder Proposal Regarding Vote Tabulation:

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We received a stockholder proposal seeking to amend our governing documents to provide that all matters be decided by a simple majority of shares voted “for” or “against” an item (or “withheld” in the case of director elections) without taking into account abstentions. Abstentions would not be counted as either “for” or “against.”

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We are incorporated in the State of Delaware and (excluding the election of directors) the default voting standard established by Delaware Law governs action by our stockholders and provides that abstention votes for such actions are considered shares “entitled to vote.” Abstentions have the same practical effect as a vote “against” a management or stockholder proposal.

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Abstention votes are included in the vote count for each management-sponsored proposal, other than election of directors. Our vote count does not favor management-sponsored proposals over stockholder proposals – both are treated equally.

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In our proxy statement, we clearly describe how “for,” “against” and “abstain” votes will be counted in the vote tabulation and the effect of abstentions on the outcome of a matter. We believe that counting abstention votes effectively honors the intent of our stockholders.